Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 10, 2016, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Atrion Corporation on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atrion Corporation on Forms S-8 (File No. 333-56509, effective June 10, 1998, File No. 333-63318, effective June 19, 2001, File No. 333-142917, effective May 14, 2007, File No. 333-144085, effective June 27, 2007, File No. 333-144086, effective June 27, 2007, and File No. 333-172767, effective March 11, 2011).

/s/ Grant Thornton LLP
Dallas, Texas
March 10, 2016